COMPENSATION AND DEFERRED COMPENSATION AGREEMENT
               (as amended and restated effective August 31, 1998)

     AGREEMENT amended and restated as of the 31st day of August, 1998 by and between COMCAST CORPORATION, a Pennsylvania corporation (the "Company," as further defined in Section 12), and RALPH J. ROBERTS ("Roberts").

                                 R E C I T A L S

     WHEREAS, Roberts has been employed by the Company since he founded the Company in 1969 and is currently Chairman of the Board of Directors; and

     WHEREAS, Roberts and the Company entered into a Compensation and Deferred Compensation Agreement and Stock Appreciation Bonus Plan, as of September 9, 1993, as amended and restated March 16, 1994 (the "1993 Agreement"), which was approved by the Company's shareholders on June 22, 1994; and

     WHEREAS, certain employment and compensation terms of the 1993 Agreement expired on December 31, 1997; and

     WHEREAS, the Company's Board of Directors (the "Board") as well as the Board's Compensation Committee (the "Compensation Committee") and its Subcommittee on Performance-Based Compensation (the "Subcommittee") recognize that Roberts' contribution to the growth and success of the Company has continued to be substantial throughout the term of the 1993 Agreement and that without his continued leadership and vision the Company would not have achieved and maintained its current preeminent status in the cable television and cellular communications industries nor would the Company have achieved its performance levels or successfully consummated the many strategic transactions that have closed during the term of the 1993 Agreement; and

     WHEREAS, the Board desires to assure the Company of Roberts' continued employment in an executive or consultative capacity and to compensate him therefor; and

     WHEREAS, the Company's shareholders approved a 1996 Executive Cash Bonus Plan on June 18, 1997 (the "Cash Bonus Plan"); and

     WHEREAS, the Board has established the Subcommittee as a subcommittee of its Compensation Committee comprised of two outside directors and which has the responsibility for establishing the criteria for the payment of performance-based compensation to Roberts and the Company's other senior executive officers; and

     WHEREAS, Roberts is currently a participant in the Company's 1992 Executive Split Dollar Insurance Plan (the "1992 Split-Dollar Plan") and its 1994 Executive Split Dollar Insurance Plan (together, the "1992 and 1994 Split-Dollar Plans"), each of which provides a death benefit to the Roberts family following the death of the last survivor of Roberts and his spouse and a repayment of all amounts advanced by the Company on behalf of Roberts and his spouse for the purpose of assisting Roberts to maintain in force the life insurance policies issued thereunder; and

     WHEREAS, in accordance with the 1993 Agreement, the Company has increased the life insurance protection provided for the Roberts family pursuant to the 1992 Split-Dollar Plan; and

     WHEREAS, in the 1993 Agreement the Company also agreed to extend its premium payment obligations under the 1992 Split-Dollar Plan until the death of the survivor of Roberts and his spouse and to pay an additional annual bonus until the death of their survivor in an amount that takes into account the owner's share of the applicable insurance premiums and the income and gift taxes attributable thereto; and

     WHEREAS, Roberts and the Company have entered into a 1996 Split-Dollar Life Insurance Agreement (the "1996 Split-Dollar Agreement"), which provides a death benefit to the Roberts family following Roberts' death and a repayment of all amounts advanced by the Company on behalf of Roberts for the purpose of assisting Roberts to maintain in force the life insurance policies issued thereunder; and

     WHEREAS, Roberts, in preference to other forms of compensation and incentive compensation, wishes to provide additional life insurance protection for his family following the death of the last survivor of Roberts and his spouse and the Committee has determined that it would be in the Company's best interests to provide such additional protection; and

     WHEREAS, in order to provide this additional insurance protection Roberts and the Compensation Committee, upon receiving the advice of management compensation consulting firms, have agreed that the Company will increase the insurance protection for the Roberts family under a split-dollar arrangement pursuant to which it will (a) continue its current practice of providing an additional bonus to Roberts (and his surviving spouse, if any) with respect to the portion of the premiums payable by the owner of the insurance policies and
(b) provide that such additional bonus shall also take into account the income and gift taxes payable on such bonus; and

     WHEREAS, Roberts and the Company desire to amend the 1993 Agreement in order to replace certain tax gross-up bonuses contained therein (relating to options owned by Roberts on Class B Common Stock of the Company) with a death benefit in a fixed amount; and

     WHEREAS, Roberts and the Company wish to confirm their other continuing rights and obligations under all of their existing agreements, including the 1993 Agreement; and

     WHEREAS, Roberts is willing to commit himself to serve the Company on the terms herein provided;

     NOW THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, the parties hereto agree as follows:

     1. Continued Service to the Company; Effect of Service Period Termination.

          1.1 The Company hereby agrees to retain Roberts and Roberts hereby agrees to continue to serve the Company, on the terms and conditions set forth herein, for a term commencing on the date hereof and expiring on December 31, 2002 (unless Roberts' services are sooner terminated as hereinafter set forth) (the "Service Period").

          1.2 Except as specifically provided herein, the termination of Roberts' services under Section 4 shall not affect the parties' continuing rights and obligations under this Agreement. As more specifically provided in Sections 6, 13 and 23.1 hereof, the termination of Roberts' services under
Section 4 also shall not affect the Company's continuing obligations under the 1993 Agreement and the other Pre-Existing Agreements (as defined in Section 6).

     2. Position and Duties. During the Service Period:

          2.1 Roberts shall serve as the Chairman of the Board, or such other officer position as agreed to by Roberts and the Company (unless he chooses to withdraw from such position in connection with his making a Consultant Election described in Section 3.2), and, in such position, he shall have such powers and duties as may from time to time be prescribed by the Board in accordance with
Section 4-6 of the Company's By-Laws.

          2.2 As long as Roberts retains his executive status, he shall continue to devote substantially all of his working time and effort to the business and affairs of the Company. It is recognized that Roberts has outside interests, including, but not limited to, serving as a director on the boards of other corporations and that Roberts may devote a reasonable amount of time to such outside interests.

          2.3 Roberts may at any time, upon thirty (30) days notice to the Company, elect to change his position from that of an executive to that of consultant to the Company, without any executive duties. Such an election shall be referred to as the "Consultant Election." If Roberts makes the Consultant Election, he shall thereafter devote such time as may be necessary for the performance of those duties which are reasonably requested by the Company.

          2.4 In connection with his service as an executive or a consultant to the Company, Roberts shall be based at the Company's principal executive offices in the Delaware Valley.

          2.5 The provisions of this Section 2 shall not prevent Roberts from investing his assets in such form and manner as he chooses; provided, however, that Roberts shall not have any personal interest, direct or indirect (other than through the Company or its subsidiaries), financial or otherwise, in any supplier to, buyer from, or competitor of the Company unless such interest is, or arises solely from ownership of, less than two percent (2%) of the outstanding capital stock of such supplier, buyer or competitor and such capital stock is available to the general public through trading on any national, regional or over-the-counter securities market.

     3. Compensation and Related Matters.

          3.1 Base Payment. For each full year included in the Service Period the Company shall pay Roberts a base payment ("Base Payment") for all services to be rendered each year by Roberts as an executive or a consultant hereunder of One Million Dollars ($1,000,000) per annum (less appropriate deductions), payable in installments at such times as the Company customarily pays its senior executive officers (but in any event no less often than monthly). Effective as of each January 1 (beginning in 1999) or such other date as may be determined by the Compensation Committee, the Compensation Committee shall adjust Roberts' Base Payment in order to reflect the greater of (i) increases subsequent to 1997 in the Consumer Price Index for all urban consumers published by the United States Department of Labor or (ii) the average percentage increase in the base compensation of the five (5) employees of the Company having the highest base compensation (other than Roberts) for the preceding year. Once established at an increased annual rate, Roberts' Base Payment hereunder shall not thereafter be reduced unless such reduction is pursuant to an overall plan to reduce the salaries of all the senior executive officers of the Company.

          3.2 Performance-Based Compensation under Cash Bonus Plan. For each full year in the Service Period during which Roberts remains an executive of the Company, he shall be entitled to an annual performance-based cash bonus ("Cash Bonus") of up to fifty percent (50%) of the Base Payment, determined in accordance with, and upon satisfaction of, the performance-based standards contained in the Cash Bonus Plan.

          3.3 Expenses. During the Service Period, Roberts shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him (in accordance with the policies and procedures established from time to time by the Board for its senior executive officers) in performing services hereunder, provided that Roberts properly accounts therefor in accordance with Company policy.

          3.4 1997/1998 Split-Dollar Agreement. The Company shall assist in providing additional survivorship life insurance protection for the benefit of the Roberts family in accordance with the terms of a separate split-dollar insurance agreement executed by the Company and Roberts (the "1997/1998 Split-Dollar Agreement"), which in all material respects is similar to the form of agreement attached hereto as Appendix A. The additional insurance shall provide the survivorship life insurance protection to the Roberts family which is shown on Schedule A attached to the form of agreement. This increase in insurance protection shall in no way affect the obligation to repay to the Company all loans which it has advanced and will advance in the future pursuant to the Split-Dollar Arrangements (as defined in Section 3.10.1(i)). In the event the additional insurance required hereunder is unavailable, or in the event the terms on which it may be available become too onerous, in the mutual determination of the Company and Roberts, the Company shall satisfy the obligations contained in this Section 3.4 by providing cash benefits or other valuable consideration, acceptable in amount and form to Roberts.

          3.5 Other Benefits. Except as otherwise specifically provided herein, Roberts shall continue to be eligible to participate in all employee benefit plans and arrangements in effect on the date of this Agreement and shall continue to obtain benefits thereunder, including, without limitation, each plan or program for key executives, each bonus plan, savings and profit sharing plan, supplemental pension and retirement plan, stock ownership plan, stock purchase plan, stock option plan, life insurance plan, medical insurance plan, disability plan, dental plan and health-and-accident plan. Except as otherwise provided herein or as required by law, the Company shall not make any changes in any such employee benefit plans or arrangements which would adversely affect Roberts' rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executives of the Company and does not result in a proportionately greater reduction in the rights of or benefits to Roberts as compared with any executive of the Company. Roberts shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement made available by the Company in the future to its most senior executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plan or arrangement. No amount paid to Roberts under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the annual Base Payment payable to Roberts pursuant to Section 3.1. In the event any benefit provided for in this Section 3.5 is not able to be granted to Roberts because he has become a consultant to the Company, the Company will provide Roberts with benefits having comparable benefits and value on an after-tax basis.

          3.6 Vacations. Roberts shall be entitled to not fewer than the same number of paid vacation days in each calendar year as he is currently entitled. Roberts shall also be entitled to all paid holidays given by the Company to its senior executive officers.

          3.7 Perquisites. So long as he serves as Chairman of the Board or other officer position, Roberts shall be entitled to continue to receive the perquisites and fringe benefits appertaining to the office of the Chairman of the Board in accordance with the Company's present practice.

          3.8 Deferred Compensation. As long as Roberts and the Company so agree in writing prior to December 31 of any calendar year (or such earlier date as may be required by the Company's 1996 Deferred Compensation Plan), and to the extent so agreed, the payment of all or any portion of the compensation payable to Roberts in the next following calendar year (including, without limitation, (i) any tax grossed-up bonus payable to Roberts to cover the owner's share of the life insurance premiums subject to the Split-Dollar Arrangements (as defined in Section 3.10.1(i)), and (ii) any compensation payable in such year by reason of having been deferred from a prior year pursuant to an election made prior to June 30 of the year prior to the year of distribution in accordance with Section
3.6.2 of the 1996 Deferred Compensation Plan) shall be deferred to a subsequent calendar year selected by Roberts and agreed to by the

Company. Once a deferral has been agreed to pursuant to this Section 3.8, the deferred amount shall be subject to the same terms and conditions as apply to deferrals under the Company's 1996 Deferred Compensation Plan, including, without limitation, the crediting of interest.

          3.9 Supplemental Executive Retirement Plan. In lieu of the Cash Bonus provided in Section 3.2, if Roberts becomes a consultant to the Company, his employment with the Company will terminate on the day before becoming a consultant for purposes of determining his entitlement to a Normal Retirement
Pension under Article III of the Company's Supplemental Executive Retirement Plan adopted by the Company on July 31, 1989 (the "SERP"). Each year thereafter the amount of Roberts' Normal Retirement Pension shall be recalculated by adjusting the amount of his final average compensation to take into account one hundred fifty percent (150%) of the amount he has received from the Company for the year as compensation for performing his duties as a consultant under Section 2 of this Agreement; provided, however, that the benefit payable under the SERP for any calendar year shall not exceed the maximum Cash Bonus that Roberts could have received for that year if he had remained an executive for the entire year. For purposes of the definition of final average compensation in Section 2.8 of the SERP, the date on which Roberts ceases to perform any duties as an executive or a consultant under Section 2 of this Agreement shall be considered his termination of employment date. In the event Roberts dies while a consultant for the Company: (i) his surviving spouse shall be entitled to receive an annual death benefit for her lifetime equal to one hundred percent (100%) of the annual pension Roberts was receiving immediately prior to his death; and (ii) for purposes of Sections 7.2 and 7.4 (relating to the payment of benefits to an executive's surviving spouse, Roberts' death shall be treated as having occurred before the commencement of his Normal Retirement Pension (as defined therein) while employed by the Company.

          3.10 Funding of Trust.

               3.10.1 Prior to the occurrence of a "Change of Control" (as hereinafter defined), the Company shall establish a grantor trust (the "Trust"), the terms of which shall be consistent with the requirements applicable under the Code in order to avoid the constructive receipt of the assets held in the Trust by Roberts or his family. The trust document for the Trust shall be in a form that is satisfactory to both the Company and Roberts, and may, but need not, be in substantially the same form as the model trust agreement published by the Internal Revenue Service in Revenue Procedure 92-64. The trustee of the Trust shall be such person or institution acceptable both to the Company and Roberts. The Company shall contribute such amounts in cash or such assets as it deems appropriate for the purpose of funding the deferred compensation and/or death benefits payable under the terms of this Agreement and such other deferred compensation or insurance plans or arrangements that may be in effect. Upon the occurrence of a Change of Control, the Trust, if not already irrevocable, shall become irrevocable. In addition, upon the occurrence of a Change of Control, the Company shall be required to contribute to the Trust an amount equal to the present value of:

               (i) the portion of the remaining premiums that the Company is obligated to pay until the death of the survivor of Roberts and his spouse to each insurance company that has issued a policy providing a death benefit to the Roberts family in connection with a split dollar insurance plan or agreement between the Company and Roberts, including but not limited to the 1992 and 1994 Split-Dollar Plans, the applicable provisions of the 1993 Agreement, the 1996 Split-Dollar Agreement, the 1997/1998 Split-Dollar Agreement and this

Agreement,   including   Section  7  hereof   (individually,   a   "Split-Dollar
Arrangement"; collectively, the "Split-Dollar Arrangements");

               (ii) the bonuses and tax grossed-up amounts that the Company is obligated to pay to Roberts or his surviving spouse pursuant to the split dollar insurance plans and agreements between the Company and Roberts, including but not limited to the Split-Dollar Arrangements; and

               (iii) all deferred compensation benefits payable to Roberts under the terms of any nonqualified deferred compensation arrangement in which Roberts is a participant, including, but not limited to, the Company's 1996 Deferred Compensation Plan, the SERP and this Agreement, including Sections 3.4 (in the event additional insurance is unavailable), 3.8 and 3.9 hereof (collectively, the "Deferred Compensation Arrangements"); and

               (iv) the Death Benefit provided in Section 3.11 hereof; where for this purpose the present value shall be calculated using the actuarial lives provided under standard mortality tables and a discount factor equal to the then current yield to maturity on ten (10) year obligations of the Treasury of the United States.

               3.10.2 In addition, the Company shall have the further obligation following a Change of Control to make such additional contributions to the Trust, from time to time (but determined no less than annually), as may become necessary to fully fund the benefits described above, determined in the same manner as the initial funding obligation is determined. The assets contributed to the Trust shall, except to the extent otherwise provided in the trust agreement in the case of the bankruptcy or insolvency of the Company, be used exclusively for the purpose of providing the benefits described above until all such benefits have been fully paid, at which time the Trust may be terminated and any remaining assets revert back to the Company.

Notwithstanding the foregoing, to the extent benefits are paid by the Company rather than out of assets held in the Trust, the trustee may reimburse the Company out of the Trust such amounts as have been properly paid as benefits by the Company, but only to the extent that such reimbursement does not cause the Trust to be less than fully funded, determined in the same manner as the initial funding obligation is determined.

               3.10.3 For purposes of this Agreement, a "Change of Control" shall be deemed to have occurred on the date that persons other than Roberts and members of his immediate family (or trusts for their benefit) first acquire more than fifty percent (50%) of the voting power over all outstanding voting shares of the Company.

          3.11 Supplemental Death Benefit. In addition to the other payments provided or referred to herein, in the event of Roberts' death during the term of this Agreement or thereafter the Company shall pay a supplemental death benefit of Thirty Million Dollars ($30,000,000) to Roberts' personal representatives within six (6) months following Roberts' date of death (the "Death Benefit").

     4. Termination. Roberts' services hereunder may be terminated without any breach of this Agreement only under the following circumstances:

          4.1 Death. Roberts' services hereunder shall terminate upon his death.

          4.2 Disability. If, as a result of Roberts' incapacity due to physical or mental illness, Roberts shall have been absent from his duties hereunder for one hundred eighty (180) consecutive calendar days, and within thirty (30) days after written notice of termination is given (which may occur before or after the end of such 180 day period), shall not have returned to the performance of his duties hereunder on the basis provided for in Sections 1 and 2 hereof, the Company may terminate Roberts' services hereunder.

     4.3 Cause. The Company may terminate Roberts' services hereunder for Cause. For purposes of this Agreement, the Company shall have "Cause" to terminate Roberts' services hereunder at any time prior to, but not after, a Change of Control, as defined in Section 3.10.3, upon (A) the willful and continued failure by Roberts to substantially perform his duties hereunder or to comply with the provisions of the Company's Code of Ethics and Business Conduct (other than a failure resulting from Roberts' incapacity due to physical or mental illness) for a period of sixty (60) days after demand for substantial performance or compliance is delivered by the Company specifically identifying the manner in which the Company believes Roberts has not substantially performed his duties or has not complied, or (B) the willful engaging by Roberts in misconduct which is materially injurious to the Company, monetarily or otherwise, or (C) the willful breach by Roberts either during or after the Service Period of any material provision of this Agreement, including, but not limited to, Sections 8, 9 and 10 hereof. For purposes of this paragraph, no act, or failure to act, on Roberts' part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding the foregoing, Roberts shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Roberts a copy of a resolution, duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to Roberts and an opportunity for him, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board Roberts was guilty of conduct set forth above in clause (A), (B), or (C) of the preceding sentence, and specifying the particulars thereof in detail.

          4.4 Notice of Termination. Any termination of Roberts' services by the Company shall be communicated by written Notice of Termination to Roberts. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Roberts' services under the provision so indicated.

          4.5 Date of Termination. "Date of Termination" shall mean (i) if Roberts' services are terminated by his death, the date of his death, (ii) if Roberts' services are terminated pursuant to Section 4.2, hereof, thirty (30) days after Notice of Termination is given (provided that Roberts shall not have returned to the performance of his duties on the basis provided for in Section 2 hereof during such thirty (30) day period) or (iii) if Roberts' services are terminated pursuant to Section 4.3 hereof, the date specified in the Notice of Termination; provided that if within thirty (30) days after a Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding and final arbitration award or by a final judgment, order or decree of a court of competent jurisdiction (the time of appeal therefrom having expired and no appeal having been perfected).

     5. Compensation Upon Termination Due to Death or During Disability.

          5.1 If during the Service Period Roberts' services as an executive or a consultant shall be terminated by reason of his death, the Company shall continue to pay to Roberts' surviving spouse, if any, Roberts' then Base Payment, on a monthly basis for a period of five (5) years, provided that the payments to Roberts' surviving spouse shall cease with the payment due immediately following her death. This death benefit shall be in addition to (x) the Company's obligation to provide to Roberts' spouse during her lifetime all health plan benefits which are available from time to time to the Company's highest paid employee, and (y) any other payments Roberts' spouse, beneficiaries or estate may be entitled to receive pursuant to this Agreement (including, but not limited to, Roberts' Cash Bonus with respect to any period then ended which would have accrued to him on the basis of the Company's performance but which has not yet been paid (the "Accrued Cash Bonus") and the Death Benefit provided in Section 3.11), as well as under any Deferred Compensation Arrangements, Split-Dollar Arrangements or any other pension or employee benefit plans (collectively these arrangements and plans shall be referred to herein as the "Benefit Plans").

          5.2 During any period that Roberts fails to perform his duties hereunder as a result of incapacity due to physical or mental illness, Roberts shall continue to receive his Base Payment until his services are terminated pursuant to Section 4.2 hereof or until the end of the Service Period, whichever occurs first, as well as any other payments he may be entitled to receive pursuant to this Agreement (including, but not limited to, his Accrued Cash Bonus) or any Benefit Plans. After termination pursuant to Section 4.2 hereof, Roberts shall be paid for five (5) years, on a monthly basis, an annual amount equal to his Base Payment at the rate in effect at the time the Notice of Termination is given, as well as any other amounts he may be entitled to receive pursuant to this Agreement or any Benefit Plans. In the event Roberts dies before the end of the five (5) year payment period, his surviving spouse, if any, shall be entitled to receive (i) the remaining payments for the period as a death benefit, provided that these payments shall cease with the payment due immediately following her death; and (ii) all benefits described in the last sentence of Section 5.1 hereof, as if Roberts' services had been terminated by reason of his death. The provisions of the preceding sentence shall not alter or detract from any other payments that Roberts' surviving spouse, beneficiaries or estate may be entitled to receive pursuant to this Agreement (including, but not limited to, the Death Benefit provided in Section 3.11) or any Benefit Plans.

          5.3 If Roberts' services shall be terminated for Cause, the Company shall pay Roberts his Base Payment due through the Date of Termination at the rate in effect at the time the Notice of Termination is given and the Company shall have no further obligation to Roberts under this Agreement, including, but not limited to, the obligation to make the payments provided for in Sections 3 and 7 hereof.

          5.4 If, in breach of this Agreement, the Company shall terminate Roberts' services other than pursuant to Section 4.2 or 4.3 hereof (it being understood that a purported termination pursuant to Section 4.2 or 4.3 hereof which is disputed and finally determined not to have been proper shall be a termination by the Company in breach of this Agreement), then,

               (i) the Company shall pay Roberts his Base Payment through the Date of Termination at the rate in effect at the time the Notice of Termination is given as well as any other amount, including his Cash Bonus, with respect to any period then ended which would have accrued to Roberts on the basis of the Company's performance but which has not yet been paid to him;

               (ii) subsequent to the Date of Termination, the Company shall pay as severance pay to Roberts on a monthly basis (or, in the case of his Cash Bonus, on the basis provided in the Cash Bonus Plan) for the remaining Service Period an annual amount equal to Roberts' Base Payment at the highest annual rate in effect at any time during the portion of the Service Period immediately preceding the Date of Termination and his Cash Bonus; provided that: (x) should Roberts die before the end of the Service Period, Roberts' surviving spouse shall be entitled to the death benefit provided in Section 5.1 hereof, and all benefits described in the last sentence of Section 5.1 hereof, as if Roberts' services had been terminated by reason of his death; and (y) the provision of this survivor's benefit shall not alter or detract from any other payments that Roberts' surviving spouse, beneficiaries or estate may be entitled to receive pursuant to this Agreement (including, but not limited to, the Death Benefit provided in Section 3.11) or any Benefit Plans; and

               (iii) the Company shall maintain in full force and effect for the continued benefit of Roberts (and for his surviving spouse, as provided in paragraph (ii) above) for the remaining Service Period all (x) health plan benefits available from time to time to the Company's highest paid employee, and
(y) employee benefit plans and programs in which Roberts was entitled to participate immediately prior to the Date of Termination, including, without limitation, the Benefit Plans.

          5.5 Roberts shall not be required to mitigate the amount of any payment provided for in this Section 5 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 5 be reduced by any compensation earned by Roberts as a result of employment by another employer after the Date of Termination, or otherwise.

          5.6 Notwithstanding anything herein to the contrary, in the event Roberts' services are terminated on or after the occurrence of a Change of Control, as defined in Section 3.10, such termination shall in no circumstances be treated under the terms of this Agreement as a termination for Cause, and Roberts shall be entitled to the same benefits as are payable with respect to a termination of Roberts' services subject to the provisions of Section 5.4.

     6. Pre-Existing Agreements. Roberts has entered into certain agreements with the Company providing for the deferral of income and the maintenance of life insurance protection for the Roberts family, and he is a participant in a supplemental retirement plan and several split-dollar life insurance plans maintained by the Company. Each of these agreements and plans (the "Pre-Existing Agreements") pre-date this Agreement. The parties hereto intend that the Pre-Existing Agreements shall remain in full force and effect and, except as expressly provided in this Agreement, the Company's obligations and liabilities thereunder shall not be affected in any way by the Company and Roberts entering into this Agreement or by the termination of the Service Period.

     7. Split-Dollar Arrangements.

          7.1 Except as otherwise provided in Section 5.3 (relating to a termination for Cause), during the term of this Agreement and thereafter the Company shall both: (a) pay to Roberts (or his spouse, if she survives him) the bonuses described in Section 7.2 hereof, until the death of the last survivor of Roberts and his spouse; and (b) satisfy its obligations under the Split-Dollar Arrangements for all benefits granted to Roberts to date or hereunder, cumulatively, including, but not limited to, advancing its share of the annual premiums to the issuers of the insurance policies subject to the Split-Dollar Arrangements (individually, an "Insurance Policy"; collectively, the "Insurance Policies"). The form and amount of death benefit and the method of financing the payment of premiums available to Roberts and his family under the 1992 and 1994 Split-Dollar Plans shall be continued by the Company in a substantially similar manner even if the Company terminates the 1992 and 1994 Split-Dollar Plans with respect to its other senior executive officers.

          7.2 The bonus payments referred to in Section 7.1 hereof shall be as follows:

               7.2.1 at least thirty (30) days before the annual premium is due for an Insurance Policy (the "Premium") the Company shall pay to Roberts if he is living, otherwise to his spouse if she is living, as a bonus (a "Premium Bonus") an amount equal to that portion of the Premium which equals the economic benefit of the insurance protection then provided to the owner of the Policy under the Policy and the applicable Split-Dollar Arrangement on the life or lives of such as are then living of Roberts and his spouse. The economic benefit referred to in the preceding sentence shall be the lesser of (i) the P.S. 58 cost for the insurance protection referred to therein (as determined under tables published by the Internal Revenue Service) and modified as appropriate (or, if applicable, as specifically prescribed by the Internal Revenue Service) to reflect that such insurance protection is on the joint lives of Roberts and his spouse and that the death benefit under the Policy is payable only upon the death of the second to die of them, and (ii) if such insurance protection is available from the issuer of the Policy as term insurance, the premium for such insurance protection as determined by reference to such issuer's current published premium rate for one-year term life insurance protection available to all standard risks; and

               7.2.2 if the Company pays at least one Premium Bonus during a calendar year, then on or before March 15th of the following year the Company shall pay an additional bonus equal to the sum of (x) and (y), where:

                    (x) equals (i) the product of the aggregate Premium Bonuses paid during such calendar year and the highest marginal income tax rate, (ii) divided by one minus the highest marginal income tax rate, where the term
"highest marginal income tax rate" means the sum of the highest marginal combined local, state and federal personal income tax rates (including any state unemployment compensation tax rate, any surtax rate as well as the

Medicare hospital insurance tax rate imposed on employees under the Federal Insurance Contributions Act), as in effect for the calendar year as to which the Premium Bonuses relate, provided that in determining such tax rate the highest marginal state and local income tax rates shall be reduced by such number of percentage points as will give effect to the tax benefit obtained by Roberts (or his surviving spouse, if applicable) in connection with the deduction of state and local income taxes for federal income tax purposes; and

                    (y) equals (i) the product of the aggregate Premium Bonuses paid during the calendar year and the highest marginal gift tax rate, (ii) divided by one minus the highest marginal income tax rate; provided that for this purpose the term "highest marginal gift tax rate" shall mean the highest tax rate (including any surtax) imposed under Section 2001(c) of the Internal Revenue Code of 1986, as amended (or any successor provision) as applied to gifts made in the calendar year to which the Premium Bonuses relate.

     8. Confidential Information. The Company, pursuant to Roberts' employment hereunder, provides him access to and confides in him business methods and systems, techniques and methods of operation developed at great expense by the Company ("Trade Secrets") and which Roberts recognizes to be unique assets of the Company's business. Roberts shall not, during or at any time after the Service Period, directly or indirectly, in any manner utilize or disclose to any person, firm, corporation, association or other entity, except (i) where required by law, (ii) to directors, consultants or employees of the Company in the ordinary course of his duties or (iii) during his employment and in the ordinary course of his services as Chairman of the Board for such use and disclosure as he shall reasonably determine to be in the best interest of the
Company: (a) any such Trade Secrets, (b) any sales prospects, customer lists, products, research or data of any kind, or (c) any information relating to strategic plans, sales, costs, profits or the financial condition of the Company or any of its customers or prospective customers, which are not generally known to the public or recognized as standard practice in the industry in which the Company shall be engaged. Roberts further covenants and agrees that he will promptly deliver to the Company all tangible evidence of the knowledge and information described in (a), (b) and (c), above, prior to or at the termination of Roberts' employment.

     9. Prohibited Public Statements and Promotion of Goodwill.

          9.1 Roberts shall not, either during or at any time after the termination of his employment, make any public statement (including a private statement reasonably likely to be repeated publicly) reflecting adversely on the Company and its business prospects, except for such statements which during Roberts' employment he may be required to make in the ordinary course of his service as Chairman of the Board.

          9.2 For a period of five (5) years following the Service Period or following any termination of Roberts' service hereunder Roberts agrees, that while he is alive and not disabled, he will perform such reasonable ceremonial functions as the Company may request, and will promote the interests and goodwill of the Company in such manner as the Company may reasonably request. Roberts shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him in performing such functions or duties provided that Roberts properly accounts for such expenses.

     10. Noncompetition, Noninterference and Nonsolicitation.

          10.1 Subject to the geographic limitation of Section 10.2 hereof, Roberts during the Service Period and for a period of five (5) years following termination of his service in accordance with this Agreement shall not, directly or indirectly, on his behalf or on behalf of any other person, firm, corporation, association or other entity, as an employee or otherwise, engage in, or in any way be concerned with or negotiate for, or acquire or maintain any ownership interest in any business or activity which is the same as or competitive with that conducted by the Company at the termination of his service, or which was engaged in or developed by the Company at any time during the Service Period for specific implementation in the immediate future by the Company.

          10.2 Roberts acknowledges that the Company is engaged in business throughout the United States and in various foreign countries and that the Company intends to expand the geographic scope of its activities. Accordingly and in view of the nature of his position and responsibilities, Roberts agrees that the provisions of this Section shall be applicable to each state and each foreign country, possession or territory in which the Company may be engaged in business during the Service Period, or, with respect to Roberts' obligations following termination of his service, at the termination of his service or at any time within the twelve-month period following the effective date of his termination of service.

          10.3 Roberts agrees that for a period of five (5) years following termination of service in accordance with this Agreement, Roberts will not, directly or indirectly, for himself or on behalf of any third party at any time in any manner, request or cause any of the Company's customers to cancel or terminate any existing or continuing business relationship with the Company; solicit, entice, persuade, induce, request or otherwise cause any employee, officer or agent of the Company to refrain from rendering services to the Company or to terminate his or her relationship, contractual or otherwise, with the Company; induce or attempt to influence any supplier to cease or refrain from doing business or to decline to do business with the Company; divert or attempt to divert any supplier from the Company; or induce or attempt to influence any supplier to decline to do business with any businesses of the Company as such businesses are constituted immediately prior to the termination of service.

          10.4 Roberts agrees that for a period of five (5) years following his termination of service in accordance with this Agreement, Roberts will not directly or indirectly, for himself or on behalf of any third party, solicit for business, accept any business from or otherwise do, or contract to do, business with any person or entity who, at the time of, or any time during the twelve
(12) months preceding such termination, was an active customer or was actively solicited by the Company according to the books and records of the Company and within the knowledge, actual or constructive of Roberts.

     11. Equitable Remedies. Roberts acknowledges that his compliance with the covenants in Sections 8, 9 and 10 of this Agreement is necessary to protect the good will and other proprietary interests of the Company and that, in the event of any violation by Roberts of the provisions of Section 8, 9 or 10 of this Agreement, the Company will sustain serious, irreparable and substantial harm to its business, the extent of which will be difficult to determine and impossible to remedy by an action at law for money damages. Accordingly, Roberts agrees that, in the event of such violation or threatened violation by Roberts, the Company shall be entitled to any injunction before trial from any court of competent jurisdiction as a matter of course and upon the posting of not more than a nominal bond in addition to all such other legal and equitable remedies as may be available to the Company. Roberts further agrees that, in the event any of the provisions of Sections 8, 9 and 10 of this Agreement are determined by a court of competent jurisdiction to be contrary to any applicable statute, law or rule, or for any reason to be unenforceable as written, such court may modify any of such provisions so as to permit enforcement thereof as thus modified.

     12. Successors; Related Companies; Binding Agreement.

          12.1 The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to Roberts, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Roberts to compensation from the Company in the same amount and on the same terms as he would be entitled to hereunder pursuant to Section 5.4 hereof, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 12 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

          12.2 For purposes of Sections 8, 9, 10 and 11 hereof the term "Company" shall mean Comcast Corporation ("Comcast") as well as (i) each of its more than fifty percent (50%) owned subsidiaries and (ii) each other entity in which Comcast directly or indirectly has a greater than ten percent (10%) equity interest, the fair market value of which interest is in excess of Fifty Million Dollars ($50,000,000). In determining Comcast's equity interest for purposes of this Section 12.2, any equity interest which Comcast has an option to purchase shall be considered as owned by Comcast.

          12.3 This Agreement and all rights of Roberts hereunder shall inure to the benefit of and shall be binding upon Roberts' personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Roberts should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Roberts' devisee, legatee, or other designee or, if there be no such designee, to Roberts' estate.

     13. Entire Agreement. This Agreement, the provisions of the 1993 Agreement recited in Section 23 hereof, the Pre-Existing Agreements described in Section 6 hereof, and the 1997/1998 Split-Dollar Agreement constitute the full and complete understanding and agreement of Roberts and the Company respecting the subject matter hereof, and supersede all prior understandings and agreements, oral or written, express or implied. This Agreement may not be modified or amended orally but only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

     14. Headings. The section headings of this Agreement are for convenience of reference only and are not to be considered in the interpretation of the terms and conditions of this Agreement.

     15. Actions by Board. The Company is governed by its Board and, accordingly, all references in this Agreement to the actions and discretion of the Company are meant and deemed to refer to the actions and discretion of the Board.

     16. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when sent by certified mail, postage prepaid, addressed as follows:

                  If to the Company:

                  35th Floor
                  1500 Market Street

                  Philadelphia, Pennsylvania 19102-2148

                           Attn:  Corporate Secretary

                  If to Roberts, at his last known personal residence.

     Any party may change the persons and address to which notices or other communications are to be sent by giving written notice of such change to the other party in the manner provided herein for giving notice.

     17. Waiver of Breach. No waiver by either party of any condition or of the breach by the other of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition, or of the breach of any other term or covenant set forth in this Agreement. Moreover, the failure of either party to exercise any right hereunder shall not bar the later exercise thereof.

     18. Nonalienation. Roberts shall not pledge, hypothecate, anticipate or in any way create a lien upon any amounts provided under this Agreement. This Agreement and the benefits payable hereunder shall not be assignable by either party without the prior written consent of the other; provided, however, that nothing in this Section shall preclude Roberts from designating a beneficiary to receive any benefit payable hereunder upon his death, or the executors, administrators or other legal representatives of Roberts or his estate from assigning any rights hereunder to which they become entitled to the person or persons entitled thereto.

     19. Governing Law. This Agreement is entered into and shall be construed in accordance with the internal laws of the Commonwealth of Pennsylvania.

     20. Continuation of Covenants. The covenants and agreements of Roberts set forth in Sections 8, 9 and 10 hereof shall survive any termination of services, shall continue thereafter, and shall not expire unless and except as may be expressly set forth in Sections 8, 9 and 10 hereof.

     21. Invalidity or Unenforceability. If any term or provision of this Agreement is held to be invalid or unenforceable, for any reason, such invalidity or enforceability shall not affect any other term or provision hereof and this Agreement shall continue in full force and effect as if such invalid or unenforceable term or provision (to the extent of the invalidity or unenforceability) had not been contained herein.

     22.   Counterparts.   This   Agreement  may  be  executed  in  on  or  more
counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     23. Effect on 1993 Agreement and on Certain Conditions to 1996 Split-Dollar Agreement.

          23.1 1993 Agreement.

               23.1.1 This Agreement is intended to replace and supersede the 1993 Agreement, except for Sections 3(b), 3(c), 3(e), 3(i), 5, 6, 7, 8 (including, as to Section 8, the definition of "Options" in the Recitals of the 1993 Agreement, which definition is hereby amended to include any and all non-qualified options issued or to be issued subsequent to March 16, 1994) and 13 through 23 thereof, all of which provisions of the 1993 Agreement shall remain in effect (except as amended by Section 23.1.2 below), as well as any other provisions of the 1993 Agreement (to the extent not inconsistent with this Agreement) which are necessary to remain in effect in order to effectuate any or all of the above-referenced provisions.

               23.1.2 Notwithstanding anything to the contrary in Section 23.1.1 of this Agreement, Sections 3(b), 3(c), 8(b) and 8(c), as well as the parenthetical clause in the first sentence of Section 3(i), of the 1993 Agreement shall be amended and replaced in full by the provisions of Section
3.11 of this Agreement. The parties hereby agree that the Company shall not pay the Stock Appreciation Bonus provided in Section 3(b) of the 1993 Agreement or the mandatory Tax Grossed-Up Bonus provided in Section 8(b) of the 1993 Agreement following the exercise of any of Roberts' options to purchase shares of Class B Common Stock of the Company.

          23.2 Concurrent with approval of this Agreement by the Subcommittee on December 16, 1997, the Subcommittee rescinded the resolutions adopted at its meeting of April 15, 1996 relating to amendment of Roberts' 1996 Split-Dollar Agreement to condition entitlements thereunder on a performance test.

     IN WITNESS WHEREOF, the parties have executed this amended and restated Agreement on the dates set forth below.

Attest:                            COMCAST CORPORATION

/s/ Stanley Wang                   By: /s/ Joseph S. Smith       August 31, 1998
Secretary                              Title: Executive V.P.

Witness:

/s/ ____________________           /s/ Ralph J. Roberts          August 31, 1998
                                       Ralph J. Roberts

                                   Appendix A

                           1997/1998 SPLIT-DOLLAR LIFE
                               INSURANCE AGREEMENT
               (as amended and restated effective August 31, 1998)

     AGREEMENT amended and restated as of the 31st day of August, 1998, by and among Comcast Corporation, a Pennsylvania corporation (the "Corporation"), Ralph
J. Roberts,  Sr., an executive of the Corporation (the "Employee"),  and Sheldon
M. Bonovitz, Trustee U/T/A of Ralph J. and Suzanne F. Roberts, dated January 13, 1998 (the "Owner").

                                 R E C I T A L S

     WHEREAS, the Employee has rendered loyal and valuable service to the Corporation; and

     WHEREAS, the Employee and the Corporation have previously entered into several split-dollar life insurance agreements in order to provide life insurance protection for the Employee's family; and

     WHEREAS, in the Compensation and Deferred Compensation Agreement as of December 16, 1997, as amended and restated effective August 31, 1998 (the "Compensation Agreement"), the Corporation agreed to provide additional life insurance protection for the Employee's family by advancing a portion of the annual premiums for such protection pursuant to a split-dollar life insurance arrangement on the terms and conditions contained herein; and

     WHEREAS, the Owner has applied for the additional policies insuring the life of last survivor of the Employee and his spouse listed on Schedule A attached to this Agreement (individually, a "Policy"; collectively, the "Policies") and, upon their issuance, will possess all incidents of ownership in and to the Policies; and

     WHEREAS, the parties desire to enter into this split-dollar agreement with respect to the Policies to provide that the Corporation will advance a portion of the annual premiums due on the Policies on the terms and conditions hereinafter set forth, the Owner will collaterally assign the Policies to the Corporation to secure the repayment of the amounts advanced, and the Corporation will have a security interest in the aggregate cash surrender value of the Policies and in the proceeds thereof;

     NOW THEREFORE, in consideration of the premises and the mutual promises contained herein and intending to be legally bound, the parties hereby agree as follows:

     1. Policies. The parties have taken the actions necessary to cause each insurance company identified on Schedule A (individually, an "Insurer") to issue its Policy to the Owner, and shall take any further action that may be necessary to cause each Policy to conform to the provisions of this Agreement. The parties agree that each Policy shall be subject to the terms and conditions of this Agreement and of the collateral assignment filed with the Insurer relating to its Policy.

     2. Ownership Rights. Except as otherwise provided herein, the Owner shall be the sole and absolute owner of each Policy and may exercise all ownership rights granted to the owner thereunder.

     3. Payment of Annual Premiums.

          3.1 The Owner shall pay each annual premium for a Policy (a "Premium") on or before its due date or within the grace period provided therefor under the Policy (the "Premium Due Date") as follows:

               3.1.1 At least fifteen (15) days before the Premium Due Date, the Owner shall pay the portion of the Premium that would be includable in the gross income of the insured for federal income tax purposes if not paid by the insured (the "Taxable Portion") and shall send evidence of its payment to the Corporation.

               3.1.2 Upon receipt of the Owner's evidence of payment, the Corporation promptly shall advance to the Owner the remaining portion of the Premium (the "Remaining Portion"), or in its discretion the Corporation may pay its advance directly to the Insurer.

               3.1.3 The obligation of the Corporation to advance the Remaining Portion of a Premium under Section 3.1.2 is conditioned upon the Owner's payment of the Taxable Portion of the Premium under Section 3.1.1.

          3.2 The obligation of the Corporation to make the annual payments provided in Section 3.1 hereof shall be governed by Compensation Agreement. Accordingly, if it is determined that the Employee's services are terminated for "Cause" (as defined in Section 4.3 of the Compensation Agreement), the Corporation shall have no further obligation to make payments under Section 3.1 following the Employee's Date of Termination, as determined under Section 4.5 of the Compensation Agreement.

     4. Proof of Payment of Advances. The Corporation shall, upon request, promptly furnish the Owner evidence of timely payment of each advance paid directly to the Insurer under Section 3.1.2.

     5. Collateral Assignment of Policies. To secure the repayment to the Corporation of the amounts it advances to the Owner under Section 3.1.2, the Owner has, contemporaneously herewith, assigned each Policy to the Corporation as collateral, under instruments which in all material respects are the same as the form attached hereto as Addendum A. The collateral assignment of a Policy to the Corporation hereunder shall not be terminated, altered or amended by the Owner, without the express written consent of the Corporation. The parties hereto agree to take all action necessary to cause each collateral assignment to conform to the provisions of this Agreement. In the event of any inconsistency between the terms of this Agreement and the terms of a collateral assignment, the terms of this Agreement shall control.

     6. Limitation on Policy Disposition. During the period that a collateral assignment of a Policy is in effect, the Owner shall not borrow from, pledge, transfer or assign the Policy and shall not sell, surrender or cancel the Policy, change the beneficiary designation provision or terminate the dividend election without the express written consent of the Corporation, which consent shall not be unreasonably withheld.

     7. Policy Proceeds.

          7.1 Upon the death of the Employee (or his wife, if she survives him), the Corporation and the Owner shall promptly take all action necessary to obtain the death benefit provided under each Policy.

          7.2 The Corporation shall have the unqualified right to receive a portion of each Policy's death benefit equal to the total amount that it advanced with respect to the Policy under Section 3.1.2. The balance of the death benefit, if any, shall be paid directly to the beneficiary or beneficiaries designated by the Owner, in the manner and the amount or amounts provided in the beneficiary designation provision of the Policy. In no event shall the amount payable to the Corporation hereunder with respect to a Policy exceed the amount of the Policy's death benefit. The parties agree that the beneficiary designation provision of each Policy shall conform to the provisions hereof.

     8. Termination.

          8.1 This Agreement shall terminate, without notice, upon the surrender of the Policies by the Owner with the written consent of the Corporation as provided in Section 6.

          8.2 In addition, either the Owner or the Employee may terminate this Agreement by written notice to the other parties hereto at any time that the cash surrender value of each Policy at least equals the total amount that the Corporation has advanced with respect to the Policy under Section 3.1.2. Such termination shall be effective as of the date of such notice. The Corporation may not terminate this Agreement.

     9. Release of Policy Collateral.

          9.1 For sixty (60) days after the earlier of the date of termination of this Agreement or the date on which the Corporation's payment obligation ceases under Section 3.2 hereof as a result of the termination of the Employee's services for Cause, the Owner shall have the option of obtaining the release of the collateral assignment of each Policy to the Corporation. To obtain such release, the Owner shall pay or cause to be paid to the Corporation an amount equal to the Policy's then cash surrender value. Upon receipt of that payment, the Corporation promptly shall release the collateral assignment of the Policy.

          9.2 If the Owner fails to exercise such option within such sixty (60) day period with respect to a Policy, then the Owner shall transfer the Policy to the Corporation. Thereafter, neither the Owner, the Employee, his wife nor their respective heirs, assigns or beneficiaries shall have any further interest in and to the Policy, either under the terms thereof or under this Agreement.

     10. Insurer. An Insurer shall be fully discharged from its obligations under a Policy by payment of the Policy death benefit to the beneficiary or beneficiaries named in the Policy, subject to the terms and conditions of the Policy. In no event shall an Insurer be considered a party to this Agreement, or any modification or amendment hereof. No provision of this Agreement, nor of any modification or amendment hereof, shall in any way be construed as enlarging, changing, varying, or in any other way affecting the obligations of an Insurer as expressly provided in the Policy, except insofar as the provisions hereof are made a part of the Policy by the collateral assignment executed by the Owner and filed with the Insurer in connection herewith.

     11. Amendment. This Agreement may not be amended, altered or modified, except by a written instrument signed by the parties hereto, or their respective successors or assigns, and may not be otherwise terminated except as provided herein.

     12. Succession. This Agreement shall be binding upon and shall inure to the benefit of the Corporation and its successors and assigns, and the Employee, his wife, the Owner and their respective successors, assigns, heirs, executors, administrators and beneficiaries.

     13. Notices. Any notice, consent or demand required or permitted to be given under the provisions of this Agreement shall be in writing, and shall be signed by the party giving or making the same. If such notice, consent or demand is mailed to a party hereto, it shall be sent by United States certified mail, postage prepaid, addressed to such party's last known address as shown on the records of the Corporation. The date of such mailing shall be deemed the date of notice, consent or demand.

     14. Captions. The captions of the Sections herein are inserted as a matter of convenience of reference only and in no way define, limit or describe the scope of this Agreement or any provisions hereof.

     15. Governing Law. This Agreement, and the rights of the parties hereunder, shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania and shall be enforced in the Commonwealth of Pennsylvania.

     16. Trust Agreement. Recognizing that the Owner is a trustee and that the Policies are held in trust, the parties agree that the terms of this Agreement shall control in the event of any inconsistencies between the terms of this Agreement and the terms of any trust agreement.

     IN WITNESS WHEREOF, the Corporation has caused the amendment and restatement of this Agreement to be executed by its duly authorized officers and the Employee and the Owner have hereunto set their hands and seals on the dates set forth below.

Attest:                       COMCAST CORPORATION

                              By:                              ___________, 1998
-------------------------        ---------------------------
Secretary                        Title:


                              ------------------------------   ___________, 1998
                              Ralph J. Roberts, Sr.


                              ------------------------------   ___________, 1998
                              Sheldon M. Bonovitz, Trustee
                              U/T/A of Ralph J. and Suzanne F.
                              Roberts, dated January 13, 1998

                                   Schedule A

     The following survivorship life insurance policies are subject to this 1997/1998 Split-Dollar Life Insurance Agreement:

           Insurer                      Policy No.           Initial Face Amount

Phoenix Home Life Mutual
    Insurance Company                   2 745 863              $  5,000,000

Phoenix Home Life Mutual
    Insurance Company                   2 751 332                   962,000

Phoenix Home Life Mutual
    Insurance Company                   2 751 655                   750,000

Massachusetts Mutual Life
    Insurance Company (formerly
    Connecticut Mutual)                 6,262,844                 8,000,000

Massachusetts Mutual Life
    Insurance Company (formerly
    Connecticut Mutual)                 6,277,777                 3,000,000

John Hancock Life Insurance Co.           5700110                 5,000,000

The New England Life Insurance
    Company                              1Z002938                 8,000,000

Transamerica Occidental Life
    Insurance Company                    60026274                 2,000,000

                                   Addendum A

                              COLLATERAL ASSIGNMENT

     A. FOR VALUE RECEIVED the undersigned hereby assigns, transfers and sets over to Comcast Corporation, a Pennsylvania corporation, its successors and assigns (the "Assignee") Policy number policy~ issued by Insurer~ (the "Insurer") and any supplementary contracts issued in connection therewith (together, the "Policy"), upon the life of the survivor of Ralph J. Roberts, Sr. and Suzanne F. Roberts, residents of the Commonwealth of Pennsylvania, and all claims, options, privileges, rights, titles and interests therein and thereunder (except as provided in Paragraph B hereof), subject to all the terms and conditions of the Policy and to all superior liens, if any, which the Insurer may have against the Policy. The undersigned by this instrument agrees and the Assignee by the acceptance of this assignment agrees to the conditions and provisions herein set forth.

     B. It is expressly understood and agreed that the Assignee shall have the sole right to collect from the Insurer the net proceeds of the Policy when it becomes a claim by death or maturity and that all other rights under the Policy, including, by way of illustration and not limitation, the right to surrender the Policy, the right to obtain loans or advances on the Policy, the right to designate and change the beneficiary, and the right to elect and to receive dividends, are reserved exclusively to the undersigned and are excluded from this assignment and do not pass by virtue hereof and may be exercised by the undersigned on its sole signature. Nothing herein shall affect funds, if any, now or hereafter held by the Insurer for the purpose of paying premiums under the Policy.

     C. This assignment is made and the Policy is to be held as collateral security for any and all liabilities of the undersigned to the Assignee, either now existing or that may hereafter arise under the Insurance Agreement (collectively, the "Liabilities").

     D. The Assignee covenants and agrees with the undersigned as follows:

          1. That any balance of sums received hereunder from the Insurer remaining after payment of the then existing Liabilities, matured or unmatured, shall be paid by the Assignee to the persons entitled thereto under the terms of the Policy had this assignment not been executed; and

          2. That the Assignee shall upon request forward without unreasonable delay to the Insurer the Policy for endorsement for any designation or change of beneficiary or any election of an optional mode of settlement.

     E. The Insurer is hereby authorized to recognize the Assignee's claims to rights hereunder without investigating the reason for any action taken by the Assignee after the Policy becomes a claim by death or maturity, including the application to be made by the Assignee of any amounts to be paid to the Assignee. The sole signature of the Assignee shall be sufficient for the exercise of the rights under the Policy assigned hereby and the sole receipt of the Assignee for any sums received shall be a full discharge and release therefor to the Insurer. Checks for all or any part of the sums payable under the Policy and assigned herein, shall be drawn to the exclusive order of the Assignee if, when, and in such amounts as may be, requested by the Assignee.

     F. The exercise of any right, option, privilege or power given herein to the Assignee shall be at the option of the Assignee; the Assignee may exercise any such right, option, privilege, or power without notice to, or assent by, or without affecting the liability of, or releasing any interest hereby assigned by, the undersigned.

     G. The Assignee may take or release other security, may release any party primarily or secondarily liable for any of the Liabilities, may grant extensions, renewals or indulgences with respect to the Liabilities, or may apply to the Liabilities in such order as the Assignee shall determine, the proceeds of the Policy hereby assigned or any amount received on account of the Policy by the exercise of any right permitted under this assignment, without resorting to other security.

     H. The undersigned declares that no proceedings in bankruptcy are pending against it and that its property is not subject to any assignment for the benefit of creditors.

                  Signed and sealed as of the _____ day of _______.

Witness:

_________________________             _______________________
                                       Owner
                                       Sheldon M. Bonovitz, Trustee,
                                       U/T/A of Ralph J. and Suzanne F. Roberts, dated January 13, 1998

                              CORPORATION'S CONSENT

     As of the ______ day of _________, Comcast Corporation, having reviewed the foregoing collateral assignment, does hereby consent and agree to the terms and conditions therein set forth.

Attest:                                     COMCAST CORPORATION

By:______________________                   By:______________________
Title:  Secretary                                    Title: